UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

ENERSYS
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1) Title of each class of securities to which transaction applies:
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(set forth the amount on which the filing fee is calculated and state how it was determined):
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☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1) Amount previously paid:
2) Form, Schedule or Registration Statement No.:
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4) Date Filed:

Additional Information Regarding the Annual Meeting to be Held on August 5, 2021
This proxy statement supplement (this “Supplement”), dated July 15, 2021, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of EnerSys (the “Company”, “we”, “our”, or “us”), dated June 23, 2021 and furnished to stockholders in connection with the annual meeting of stockholders of the Company to be held virtually on Thursday, August 5, 2021 at 10:00 a.m. (Eastern Time) (the “Annual Meeting”). The close of business on June 10, 2021 (the “Record Date”) is the record date for determining stockholders who are entitled to notice of and to vote at the Annual Meeting. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered before making a voting decision.

THIS INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT

The purpose of this Supplement is to provide additional information to the Company’s shareholders on the ability to ask and submit questions before and during the Annual Meeting, along with an explanation of how to request technical support for access to the virtual meeting platform.

Attendance at the Virtual Annual Meeting

Stockholders of record at the close of business on June 10, 2021 may vote at the meeting, and any adjournments or postponements thereof. A list of stockholders will be available at the Annual Meeting.

To be admitted to the Annual Meeting, you must register for the meeting no later than 9:59 a.m. (Eastern Time) on August 5, 2021, the registration deadline. You can do so by entering the control number found on the proxy card or voting instruction form that accompanied your previously distributed proxy materials when requested by the Annual Meeting platform. Upon registering for the Annual Meeting, you will receive an email with additional information related to the virtual meeting, including your unique links that will allow you to access the meeting and to submit questions in advance of the meeting.

Asking and or Submitting Questions During the Meeting

Our virtual Annual Meeting will allow stockholders to submit questions before the meeting during the entirety of the registration period, and additionally again in real time and live during the Annual Meeting. During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by stockholders.

We will answer as many stockholder-submitted questions as time permits, and any questions that we are unable to address during the Annual Meeting will be answered following the meeting, with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references that are not in good taste. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

Requesting Technical Support for the Virtual Meeting Platform

We encourage you to access the Annual Meeting platform prior to the start time and allow ample time to log into the virtual Annual Meeting and test your computer system. If you have any questions, including with registration for attendance at the Annual Meeting, or need technical assistance, please call Mediant Communications Inc., which we refer to as “Mediant,” at (888) 464-5457. Mediant will have technicians ready to assist stockholders with any difficulties accessing the Annual Meeting. If you encounter any difficulties accessing or participating in the Annual Meeting following registration, please call the technical support number that will be listed in the Annual Meeting access email that pre-registered stockholders will receive approximately one hour prior to the start of the Annual Meeting.

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Our Annual Meeting platform (www.proxydocs.com/ENS) and the Investor page of our website (investor.enersys.com) have both been updated accordingly with a set of detailed instructions regarding how to ask questions and obtain technical support. You can also e-mail the Company at investorrelations@enersys.com or call Investor Relations at (610) 236-4040 with any additional questions before the Annual Meeting.